Exhibit 10 (cv)

THE KITCHEN COLLECTION, INC.
DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES

(AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 2001)

THE KITCHEN COLLECTION, INC.
DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES

     The Kitchen Collection, Inc. (the “Company”) does hereby adopt this amendment and restatement of The Kitchen Collection, Inc. Deferred Compensation Plan for Management Employees, effective as of November 1, 2001.

ARTICLE I
PREFACE

     Section 1.1 Effective Date. The effective date of this restatement of the Plan is November 1, 2001.

     Section 1.2 Purpose of the Plan. The purpose of this Plan is to (a) allow certain Employees to defer the receipt of certain long-term incentive compensation award payments, and (b) provide for certain Employees of the Company the benefits they would have received under the Savings Plan but for the limitations imposed under Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415.

     Section 1.3 Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.

     Section 1.4 Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

ARTICLE II
DEFINITIONS

          Except as otherwise provided in this Plan, terms defined in the Savings Plan as they may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan.

     Section 2.1 Account shall mean the record maintained in accordance with Section 3.4 by the Company as the sum of the Participant’s Basic Excess 401(k) Sub-Account, Basic Excess Matching Sub-Account, Additional Excess 401(k) Sub-Account, Additional Excess Matching Sub-Account, Excess Profit Sharing Account, and LTIP Deferral Sub-Account.

     Section 2.2 Adjusted ROE.

          (a) For purposes of this Section, the following terms shall have the following meanings:

          (i) “Net Income (before extraordinary items)” is defined as consolidated net income, as defined by general accepted accounting principles (“GAAP”), for NACCO Industries,

Inc. and its subsidiaries for the subject year before extraordinary items, but including any extraordinary items related to refinancings (net of tax);

          (ii) “Amortization of Goodwill” is defined as the consolidated amortization expense related to the intangible asset goodwill for NACCO Industries, Inc. and its subsidiaries for the subject year;

          (iii) “Weighted Average Stockholders’ Equity” is calculated by adding the consolidated stockholders’ equity for NACCO Industries, Inc., as defined by GAAP, at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen;

          (iv) “Weighted Average Accumulated Amortization of Goodwill” is calculated by adding consolidated accumulated amortization of goodwill, as defined by GAAP, at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen; and

          (v) “Weighted Average UMWA Adjustment” is calculated by adding the balance in the Obligation to United Mine Workers of America Combined Benefit Fund, net of tax, for NACCO Industries, Inc. at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen.

          (b) “Adjusted ROE” shall mean the average return on equity of NACCO Industries, Inc. calculated for the applicable time period, based on A divided by B, where:

A=	Net Income (before extraordinary items) + Amortization of Goodwill; and

B=	Weighted Average (Stockholders’ Equity + Accumulated Amortization of Goodwill + UMWA Adjustment).

          (c) Adjusted ROE shall be determined at least annually by the Company.

     Section 2.3 Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VII hereof.

     Section 2.4 Company shall mean The Kitchen Collection, Inc. or any entity that succeeds The Kitchen Collection, Inc. by merger, reorganization or otherwise.

     Section 2.5 Compensation shall have the same meaning as under the Savings Plan, except that Compensation shall be deemed to include (a) the amount of compensation deferred by the Participant under this Plan and (b) amounts in excess of the limitation imposed by Code Section 401(a)(17).

     Section 2.6 Excess Retirement Benefit or Benefit shall mean an LTIP Deferral Benefit, a Basic or Additional Excess 401(k) Benefit, a Basic or Additional Excess Matching Benefit or an Excess Profit Sharing Benefit (as described in Article III) which is payable to or with respect to a Participant under this Plan.

     Section 2.7 Fixed Income Fund shall mean the Stable Asset Fund under the Savings Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor to the Stable Asset Fund.

     Section 2.8 Insolvent. For purposes of this Plan, the Company shall be considered Insolvent at such time as it (a) is unable to pay its debts as they mature, or (b) is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code.

     Section 2.9 LTIP Plan shall mean the Kitchen Collection, Inc. Long-Term Incentive Compensation Plan, or any successor thereto.

     Section 2.10 Participant

          (a) For purposes of Sections 3.1 through 3.3 of the Plan, the term Participant shall mean a participant in the Savings Plan (i) who is unable to make all of the Salary Deferral Contributions that he has elected to make to the Savings Plan, or unable to receive the maximum amount of Matching Company Contributions under the Savings Plan, or unable to receive the maximum amount of Profit Sharing Contributions under the Savings Plan because of the limitations imposed under Section 402(g), 401(a)(17), 401(k)(3), 401(m) or 415 of the Code, (ii) effective January 1, 2002, whose total compensation from the Controlled Group for the year in which the deferral election is required is at least $115,000; and(iii) who is designated as a Participant in this Plan by the President of the Company.

          (b) For purposes of Section 3.4 of the Plan, the term “Participant” shall mean an Employee of the Company who is a participant in the LTIP Plan and who is designated as a Participant by the President of the Company and whose total compensation from the Controlled Group for the year in which the deferral election is required is at least $115,000. In addition, the Employee must be an active Employee (i.e., have not terminated employment or retired) at the time the LTIP Deferral Benefit is deferred hereunder.

          (c) The term “Participant” shall also include any other person who, as of October 31, 2001, was entitled to receive a Benefit under the Plan.

          (d) Notwithstanding the change in eligibility requirements which became effective on January 1, 2002, any Employee of the Company who (i) was eligible to participate in the Plan on December 31, 2001, and (ii) actually had amounts allocated to an Account under the Plan as of such date, shall remain as an eligible Participant in the Plan on and after January 1, 2002.

     Section 2.11 Plan shall mean The Kitchen Collection, Inc. Deferred Compensation Plan for Management Employees, as herein set forth or as duly amended.

     Section 2.12 Plan Administrator shall mean the Company.

     Section 2.13 Plan Year shall mean the calendar year.

     Section 2.14 Savings Plan shall mean The Kitchen Collection, Inc. Retirement Savings Plan (or any successor plan).

     Section 2.15 Unforeseeable Emergency shall mean an event which results (or will result) in severe financial hardship to the Participant as a consequence of an unexpected illness or accident or loss of the Participant’s property due to casualty or other similar extraordinary or unforeseen circumstances out of the control of the Participant.

     Section 2.16 Valuation Date shall mean the last business day of each Plan Year and any other date chosen by the Plan Administrator.

ARTICLE III
EXCESS RETIREMENT BENEFITS

     Section 3.1 Basic and Additional Excess 401(k) Benefits.

          (a) Amount of Excess 401(k) Benefits. Each Participant may, prior to the first day of any Plan Year, by completing a “401(k) Deferral Election Form,” direct the Company to reduce his Compensation for such Plan Year and, subject to Subsection (d) below, subsequent Plan Years, by the difference between (i) a certain percentage, in 1% increments, with a maximum of 15%, of his Compensation for the Plan Year, and (ii) the maximum Salary Deferral Contributions actually permitted to be contributed for him to the Savings Plan by reason of the application of the limitations under Sections 402(g), 401(a)(17), 401(k)(3) and 415 of the Code (which amounts shall be referred to as the “Excess 401(k) Benefits”).

          (b) Classification of Excess 401(k) Benefits. The Excess 401(k) Benefits for a particular Plan Year shall be calculated monthly and shall be further divided into the “Basic Excess 401(k) Benefits” and the “Additional Excess 401(k) Benefits” as follows:

(i)	The Basic Excess 401(k) Benefits shall be determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the lesser of the percentage of Compensation elected to be deferred in the 401(k) Deferral Election Form for such Plan Year or 7% and the denominator of which is the percentage of Compensation elected to be deferred; and

(ii)	The Additional Excess 401(k) Benefits (if any) shall be determined by multiplying such Excess 401(k) Benefit by a fraction, the numerator of which is the difference between (1) the percentage of Compensation elected to be deferred in the 401(k) Deferral Election Form for such Plan Year and (2) 7%, and the denominator of which is the percentage of Compensation elected to be deferred.

The Basic Excess 401(k) Benefits shall be credited to the Basic Excess 401(k) Sub-Account under this Plan and the Additional Excess 401(k) Benefits shall be credited to the Additional Excess 401(k) Sub-Account hereunder. The Basic and Additional Excess 401(k) Sub-Accounts shall be referred to collectively as the “Excess 401(k) Sub-Account.”

          (c) Excess 401(k) Deferral Period. The 401(k) Deferral Election Form shall also contain such Participant’s irrevocable election regarding the time of the commencement of payment of the Excess 401(k) Benefits to which such Form relate. Payment elections made prior to the Effective Date shall continue to govern the timing of the payment of amounts credited to the Participant’s Excess 401(k) Sub-Account as of the Effective Date. In the 401(k) Deferral Election Form, the Participant may elect to commence payment of his Excess 401(k) Sub-Account on (i) the date on which he ceases to be an Employee of the Controlled Group, (ii) the date on which he attains an age specified in the Deferral Election Form, or (iii) the earlier or later of such dates.

          (d) Effect and Duration of Deferral Election. Any direction by a Participant to make deferrals of Excess 401(k) Benefits hereunder shall be effective with respect to Compensation otherwise payable to the Participant during the Plan Year for which the 401(k) Deferral Election Form is in effect, and the Participant shall not be eligible to receive such Basic Excess 401(k) Benefits. Instead, such amounts shall be credited to the Participant’s Basic and Additional Excess 401(k) Sub-Accounts (as applicable) as provided in Section 3.5. Any directions made in accordance with Subsection (a) above shall be irrevocable and shall remain in effect for subsequent Plan Years unless changed or terminated by the Participant for Plan Years commencing after such change or termination, on the appropriate form provided by the Plan Administrator, prior to the first day of such subsequent Plan Year.

          (e) Automatic Termination/Suspension of Deferral Election.

          (i) A Participant’s direction to make deferrals of Excess 401(k) Benefits shall automatically terminate on the earlier of the date on which (1) the Participant ceases employment with the Company, (2) the Company is deemed Insolvent, (3) the Participant is no longer eligible to make deferrals of Excess 401(k) Benefits hereunder or (4) the Plan is terminated.

          (ii) Any Participant whose eligibility to make Salary Deferral Contributions to the Savings Plan has been suspended because he has taken a hardship withdrawal from such plan shall not be eligible to defer Excess 401(k) Benefits under this Plan for the period of his suspension from the Savings Plan.

          (iii) The Plan Administrator may, in its sole and absolute discretion, pursuant to nondiscriminatory rules adopted by the Plan Administrator, reduce and/or cease the deferral of Excess 401(k) Benefits being made by one or more Participants, to the extent deemed necessary or desirable in order to satisfy the requirements of any applicable law (including, without limitation, federal securities laws).

     Section 3.2 Excess Matching Benefits.

          (a) Amount. A Participant shall have credited to his Basic or Additional Excess Matching Sub-Account (as applicable) an amount equal to the Matching Company Contributions that he is prevented from receiving under the Savings Plan because of the limitations imposed under Code Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415 of the Code and which are attributable to the Basic or Additional Excess 401(k) Benefits (collectively, the “Excess Matching Benefits”).

          (b) Time of Payment. The Excess Matching Benefits, to the extent vested, shall be paid (or commence to be paid) at the same time as the Excess 401(k) Benefits to which they relate (as specified in the 401(k) Deferral Election Form applicable to such Benefits).

     Section 3.3 Excess Profit Sharing Benefits.

          (a) In General. At the time described in Section 3.5(e), a Participant shall have credited to his Excess Profit Sharing Sub-Account an amount equal to the excess, of any, of (i) the Profit Sharing Contribution which would have been made to the Savings Plan if such Plan did not contain the limitations imposed under Code Sections 401(a)(17) and 415 of the Code and the term “Compensation” (as defined in Section 2.5 of this Plan) were used for purposes of determining the amount of Profit Sharing Contributions under the Savings Plan, over (ii) the amount of Profit Sharing Contributions which are actually made to the Savings Plan on behalf of the Participant for such Plan Year (collectively, the “Excess Profit Sharing Benefits”).

          (b) Time of Payment. The Excess Profit Sharing Benefits, to the extent vested, shall be paid (or commence to be paid) at the time the Profit Sharing benefits payable to the Participant under the Savings Plan commence to be paid.

     Section 3.4 LTIP DEFERRAL BENEFITS.

          (a) Amount. Each Participant (as defined in Section 2.10(b)) may, with the consent of the Company, by completing an approved election form, direct the Company to (i) reduce an Award (as that term is defined in the LTIP Plan) payable under the LTIP Plan by a specific dollar amount or percentage and (ii) to credit the amount of the reduction (the “LTIP Deferral Benefit”) to the LTIP Deferral Sub-Account hereunder.

          (b) Deferral Election. A Participant may elect to make a separate deferral election with respect to each Award under the LTIP Plan. Except as specifically permitted by the Company, each such election must be made no later than one year prior to the date such Award would otherwise be payable to the Participant under the LTIP Plan.

          (c) Deferral Period/Payment Date. The initial deferral election made by a Participant shall also contain the Participant’s election regarding the time of the commencement of payment of the Participant’s entire LTIP Deferral Sub-Account hereunder. The Participant may elect to commence payment of his LTIP Deferral Sub-Account as soon as practicable following (1) the date on which he ceases to be an Employee of the Controlled Group, (2) the date on which he attains an age specified in the LTIP deferral election form, or (3) the earlier or later of such dates. A Participant who does not timely and properly file such an election form shall be deemed to have elected to receive his LTIP Deferral Sub-Account as soon as practicable following the date on which he ceases to be an Employee of a Controlled Group Member.

          (d) Effect and Duration of LTIP Deferral Election. Any direction by a Participant to defer receipt of all or part of an Award under the LTIP Plan and to receive LTIP Deferral Benefits in lieu of such Award shall be irrevocable with respect to such Award.

          (e) Automatic Termination/Suspension of LTIP Deferral Election.

          (i) A Participant’s direction to make deferrals of LTIP Deferral Benefits shall automatically terminate on the earlier of the date on which (1) the Participant ceases employment with the Controlled Group, (2) the Company is deemed Insolvent,(3) the Participant ceases to satisfy the requirements of Section 2.10(b) or (4) the Plan is terminated.

          (ii) The Plan Administrator may, in its sole and absolute discretion, pursuant to nondiscriminatory rules adopted by the Plan Administrator, reduce and/or cease the deferral of LTIP Deferral Benefits being made by one or more Participants, to the extent deemed necessary or desirable in order to satisfy the requirements of any applicable law (including, without limitation, federal securities laws).

     Section 3.5 Participant’s Accounts. The Company shall establish and maintain on its books an Account for each Participant which shall contain the following entries:

          (a) Credits to a Basic Excess 401(k) Sub-Account for the Basic Excess 401(k) Benefits described in Section 3.1(b)(i), which shall be credited to the Sub-Account when a Participant is prevented from making a Salary Deferral Contribution under the Savings Plan.

          (b) Credits to a Basic Excess Matching Sub-Account for the Basic Excess Matching Benefits described in Section 3.2, which shall be credited to the Sub-Account when a Participant is prevented from receiving Matching Company Contributions under the Savings Plan.

          (c) Credits to an Additional Excess 401(k) Sub-Account for the Additional Excess 401(k) Benefits described in Section 3.1(b)(ii), which shall be credited to the Sub-Account when a Participant is prevented from making a Salary Deferral Contribution under the Savings Plan.

          (d) Credits to an Additional Excess Matching Sub-Account for the Additional Excess Matching Benefits described in Section 3.2, which shall be credited to the Sub-Account when a Participant is prevented from receiving Matching Company Contributions under the Savings Plan.

          (e) Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.3, which shall be credited to the Sub-Account at the time the Profit Sharing Contributions are otherwise credited to the Participant’s accounts under the Savings Plan.

          (f) Credits to all Sub-Accounts for the earnings described in Article IV, which shall continue until the vested portions of such Sub-Accounts have been distributed to the Participant or his Beneficiary.

          (g) Credits to an LTIP Deferral Sub-Account for the LTIP Deferral Benefits described in Section 3.4, which shall be credited to the Sub-Account at the time the Award would otherwise be payable to the Participant under the LTIP Plan.

          (h) Debits for any distributions made from the Sub-Accounts and for any amounts forfeited under Section 6.1(e).

     Section 3.6 Effect on other Benefits. Benefits payable to or with respect to a Participant under the Savings Plan or any other Company-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

ARTICLE IV
EARNINGS

     Section 4.1 Earnings on Basic 401(k) and Matching and Profit Sharing Sub-Accounts.

          (a) Subject to Subsection (b) and Section 4.4, at the end of each calendar month during a Plan Year, the Basic Excess 401(k) Sub-Account, Basic Excess Matching Sub-Account and Excess Profit Sharing Sub-Account of each Participant shall be credited with earnings in an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. Notwithstanding the foregoing, in the event that the Adjusted ROE determined for such Plan Year exceeds the rate credited to the Participant’s Sub-Accounts under the preceding sentence, the Participant’s Sub-Accounts shall retroactively be credited with the difference between (i) the amount determined under the preceding sentence, and (ii) the amount determined by multiplying such Participant’s average Sub-Account balance during each month of such Plan Year by the Adjusted ROE determined for such Plan Year, compounded monthly.

          (b) The Adjusted ROE calculation described in Subsection (a) shall be made during the month in which the Participant terminates employment and shall be based on the year-to-date Adjusted ROE for the month ending prior to the date the Participant terminated employment, as calculated by the Company. For any subsequent month, such Adjusted ROE calculation shall not apply. The Fixed Income Fund calculation described above for the month in which the Participant receives a distribution from his Sub-Account shall be based on the blended rate earned during the preceding month by the Fixed Income Fund.

     Section 4.2 Earnings on Additional 401(k) and Matching Sub-Account. Subject to Section 4.2, at the end of each calendar month during a Plan Year, the Additional Excess 401(k) Sub-Account and Additional Excess Matching Sub-Account of each Participant shall be credited with earnings in an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned by the Fixed Income Fund. The earnings calculation for the month in which the Participant receives a distribution from his Sub-Account will be based on the blended rate earned during the preceding month by the Fixed Income Fund.

     Section 4.3 Earnings on LTIP Deferral Sub-Accounts. Subject to Section 4.4, at the end of each calendar month during a Plan Year, the LTIP Deferral Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the “10-Year U.S. Treasury Yield” plus 2.0%. For purposes hereof, the 10-Year U.S. Treasury Yield shall be the 10 year yield on US Treasury issues as listed in the Bond Market Data Bank for the last day of the preceding calendar quarter as printed in the Wall Street Journal. In the event that a yield is not listed for a maturity exactly 10 years from the calendar quarter end, the next preceding chronological treasury bond issue yield shall be used.

     Section 4.4 Changes in/Limitations on Earnings Assumptions.

          (a) The NACCO Industries, Inc. Benefits Committee (the “Committee”) may change (but not suspend) the earnings rate credited on Accounts hereunder at any time upon at least 30 days notice to Participants.

          (b) Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year be credited at a rate which exceeds 14%.

ARTICLE V
VESTING

     Section 5.1 Vesting. All Participants who are employed on or after December 31, 1999 shall be immediately 100% vested in all amounts credited to their Account hereunder.

ARTICLE VI
DISTRIBUTION OF BENEFITS TO PARTICIPANTS

     Section 6.1 Time and Manner of Payment.

          (a) Timing. The Excess 401(k) and vested Matching Benefits/LTIP Deferral Benefits shall be paid (or commence to be paid) to the Participant at the time specified in the applicable election form pursuant to Section 3.1(c)or 3.4(b). The Excess Profit Sharing Benefits shall be paid to the Participant at the time the Profit Sharing Contributions are paid to the Participant under the Savings Plan.

          (b) Form. The Excess 401(k), LTIP Deferral, and Excess Matching and Excess Profit Sharing Benefits shall be distributed to the Participant in the form of ten annual installments with each installment being based on the vested value of the applicable Sub-Account on the Valuation Date immediately preceding the date such installment is to be paid and being a fraction of such value in which the numerator is one and the denominator is the total number of remaining installments to be paid. Notwithstanding the foregoing, the Participant may elect to receive his Excess Retirement Benefits in the form of a single lump sum payment or in annual installments for a period of less than 10 years by filing a notice in writing, signed by the Participant and filed with the Plan Administrator while the Participant is alive and at least one year prior to the time such payments are to begin. Any such election of the form of benefit may be changed at any time and from time to time, without the consent of any other person, by filing a later election in writing that is signed by the Participant and filed with the Plan Administrator while the Participant is alive and at least one year prior to the time such payments are to begin.

          (c) Unforeseeable Emergency Distributions. Notwithstanding the foregoing, the Company may at any time, upon written request of the Participant, cause to be paid to such Participant an amount equal to all or any part of the Participant’s Account if the Company determines, in its absolute discretion based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. Payments of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably necessary to satisfy the emergency need.

          (d) Small Accounts. Notwithstanding the foregoing, in the event that a Participant’s Account does not exceed $10,000 at the time of the Participant’s termination of employment with the Controlled Group, his Account shall automatically be paid to him in a single lump sum payment as soon as practicable following his termination of employment.

          (e) Withdrawals Subject to a 10% Penalty.

          (i) The provisions of this Subsection shall apply notwithstanding any other provision of the Plan to the contrary.

          (ii) A Participant who is an Employee may, at any time (and from time to time) elect in writing to receive a withdrawal from one or more of the following Sub-Accounts:

(A)	the Additional Excess 401(k) Sub-Account;

(B)	the Additional Matching Sub-Account; and

(C)	the LTIP Deferral Sub-Account

          (iii) In addition to the amounts described in (ii) above, Participants who have ceased to be Employees of the Controlled Group may also elect in writing to receive a withdrawal from one or more of the following Sub-Accounts:

(A)	the Basic Excess 401(k) Sub-Account;

(B)	the Basic Excess Matching Sub-Account; and

(C)	the Excess Profit Sharing Sub-Account.

          (iv) Withdrawals under this Subsection shall be equal to the entire amount credited to any such Sub-Account, less 10%. Such 10% reduction shall be treated as a forfeiture hereunder and shall immediately be subtracted from the applicable Sub-Account, never to be restored.

          (f) Payment Restriction. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that any amount payable, when added to any other compensation received or to be received by the Participant in the same calendar year, would not be deductible by the Company by reason of section 162(m) of the Code. The amount deferred will equal the amount that otherwise would not be deductible by the Company by reason of Section 162(m) of the Code, but in no event greater than the total amount otherwise payable hereunder. The deferred amount shall become payable on December 31 of the first succeeding calendar year in which such amount, when added to all other compensation received or to be received by the Participant in such calendar year, would not be non-deductible by the Company by reason of section 162(m) of the Code. The Nominating Organization and Compensation Committee of the Board of Directors, in its sole and absolute discretion, shall have the authority to waive this payment restriction (in whole or in part) upon the written request of the participant.

     Section 6.2 Liability for Payment/Expenses. The Company shall be liable for the payment of the Excess Retirement Benefits which are payable hereunder. Expenses of administering the Plan shall be paid by the Company.

ARTICLE VII
BENEFICIARIES

     Section 7.1 Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. Separate Beneficiary designations may be made for each Benefit under the Plan. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his Excess Retirement Benefits shall be his Beneficiary under the Savings Plan. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Excess Retirement Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provided to the contrary. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received by the Plan Administrator prior to the death of the Participant.

     Section 7.2 Distributions to Beneficiaries.

          (a) Amount of Benefits.

          (1) Amount of Excess 401(k) Benefit. The Excess 401(k) Benefit payable to a Participant’s Beneficiary under this Plan shall be equal to the sum of such Participant’s Basic Excess 401(k) Sub-Account balance and Additional Excess 401(k) Sub-Account balance on the date of the distribution of the Sub-Accounts to the Beneficiary.

          (2) Amount of Excess Matching and Profit Sharing Benefits. The Excess Matching and Profit Sharing Benefit payable to a Participant’s Beneficiary under this Plan shall be equal to the Participant’s Basic Excess Matching Sub-Account, Additional Excess Matching Sub-Account and Excess Profit Sharing Sub-Account on the date of the distribution of the Sub-Account to the Beneficiary.

          (3) Amount of LTIP Deferral Benefit. The LTIP Deferral Benefits payable to a Participant’s Beneficiary under this Plan shall be equal to such Participant’s LTIP Deferral Sub-Account balance on the date of distribution.

          (b) Time of Payment. The Excess Retirement Benefits payable to a Beneficiary under this Plan shall be paid as soon as practicable following the death of the Participant.

          (c) Manner of Payment. All Excess Retirement Benefits payable to a Beneficiary hereunder shall be paid in the form of a lump sum payment.

ARTICLE VIII
MISCELLANEOUS

     Section 8.1 Liability of Company. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company and any Participant, Beneficiary or any other person.

     Section 8.2 Limitation on Rights of Participants and Beneficiaries — No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Company. The Company shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company.

     Section 8.3 No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause.

     Section 8.4 Payment to Guardian. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

     Section 8.5 Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, the Plan Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all or a Participant’s or Beneficiary’s vested interest under this Plan to an “alternate payee” as defined in Code Section 414(p).

     Section 8.6 Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

ARTICLE IX
ADMINISTRATION OF PLAN

     Section 9.1 Administration. (a) In general. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Section 9.3 hereof.

          (b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators.

     Section 9.2 Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure outlined in Section 9.3 hereof, be final and binding on all persons.

     Section 9.3 Claims Procedures. The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he has not received the Excess Retirement Benefits to which he is entitled under the Plan may file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Plan Administrator’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.

          A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure.

          A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Plan Administrator a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Company (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 9.1(a) above.

          The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

     Section 9.4 Revocability of Plan Administrator/ Company Action. Any action taken by the Plan Administrator or the Company with respect to the rights or benefits under the Plan of any person shall be revocable by the Plan Administrator or the Company as to payments not yet made to such person, and acceptance of any Excess Retirement Benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

     Section 9.5 Amendment. The Committee may at any time amend any or all of the provisions of this Plan, except that (a) no such amendment may adversely affect any Participant’s vested Excess Retirement Benefit as of the date of such amendment, without the prior written consent of such Participant, and (b) no such amendment may suspend the crediting of earnings on the balance of a Participant’s Account, until the entire balance of such Account has been distributed. Any amendment shall be in the form of a written instrument executed by an officer of the Company on the order of the Committee. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

     Section 9.6 Termination.

          (a) The Committee, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that, subject to Subsection (b) hereof, (i) no such termination may adversely affect any Participant’s vested Excess Retirement Benefit as of the date of such termination, without the prior written consent of such Participant, and (ii) no such termination may suspend the crediting of earnings on the balance of a Participant’s Account, until the entire balance of such Account has been distributed. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company on the order of the Committee. Subject to the foregoing provisions of this Section, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.

          (b) Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Company, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Excess Retirement Benefits.

     Executed, this 26th day of October, 2001.

THE KITCHEN COLLECTION, INC.

By:	/s/ Charles A. Bittenbender

Title: Assistant Secretary